                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

          -----------------------------------------------------------

                                    FORM 15

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  Certification and Notice of Termination of Registration under Section 12(g)
  of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 0-15030

                              WINTER SPORTS, INC.
             (Exact name of registrant as specified in its charter)

                                 P.O. BOX 1400
                            WHITEFISH, MONTANA 59937
                                 (406) 862-1900
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           COMMON STOCK, NO PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)  [X]                     Rule 12h-3(b)(1)(i)  [X]
          Rule 12g-4(a)(1)(ii) [ ]                     Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(2)(i)  [ ]                     Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]                     Rule 12h-3(b)(2)(ii) [ ]
                                                       Rule 15d-6           [ ]

       Approximate number of holders of record as of the certification or notice date: 167


Pursuant to the requirements of the Securities Exchange Act of 1934, Winter Sports, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 7, 2004                     WINTER SPORTS, INC.

                                      /s/ Jami M. Phillips
                                      _________________________________________
                                      Jami M. Phillips, Chief Financial Officer